-------
|FORM 4|
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                                                         OMB APPROVAL
[ ] CHECK THIS BOX IF NO LONGER SUBJECT          ------------------------------
    TO SECTION 16. FORM 4 OR FORM 5              OMB Number:          3235-0287
    OBLIGATIONS MAY CONTINUE.  SEE               Expires:      January 31, 2005
    INSTRUCTION 1(b).                            Estimated average burden
                                                 hours per response.........0.5
                                                 ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Landau                            Edward                 J.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

  Wolf, Block, Schorr & Solis-Cohen, LLP
  250 Park Avenue
  10th Floor
--------------------------------------------------------------------------------
                                    (Street)

  New York                            NY                 10177
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name AND Ticker or Trading Symbol

     Revlon, Inc. (REV)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     December 17, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________




================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                5.
                                                                                                Amount of      6.
                                                                4.                              Securities     Owner-
                                      2A.                       Securities Acquired (A) or      Beneficially   ship
                         2.           Deemed       3.           Disposed of (D)                 Owned          Form:      7.
                         Trans-       Execution    Transaction  (Instr. 3, 4 and 5)             Following      Direct     Nature of
                         action       Date, if     Code         ------------------------------- Reported       (D) or     Indirect
1.                       Date         any          (Instr. 8)                   (A)             Transaction(s) Indirect   Beneficial
Title of Security        (Month/Day/  (Month/Day/  ------------                 or              (Instr. 3 and  (I)        Ownership
(Instr. 3)               Year)        Year)        Code     V      Amount      (D)    Price     4)             (Instr. 4) (Instr. 4)
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

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====================================================================================================================================

                                                                          (Over)
                                                                    Doc # 183650

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          Deriv-    ship
                                                                                                          ative     Form
           2.                                                                                             Secur-    of
           Conver-                              5.                              7.                        ities     Deriv-   11.
           sion                                 Number of                       Title and Amount          Bene-     ative    Nature
           or                                   Derivative    6.                of Underlying     8.      ficially  Secur-   of
           Exer-             3A.       4.       Securities    Date              Securities        Price   Owned     ities    In-
           cise              Deemed    Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Benefi-  direct
           Price   3.        Execut-   action   or Disposed   Expiration Date   ----------------  Deriv-  ing       cially   Bene-
1.         of      Trans-    ion       Code     of (D)        (Month/Day/Year)            Amount  ative   Reported  Owned    ficial
Title of   Deriv-  action    Date, If  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    at End   Owner-
Derivative ative   Date      Any       8)       4, and 5)     Date     Expira-            Number  ity     action(s) of Month ship
Security   Secur-  (Month/   (Month/   ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3) ity     Day/Year) Day/Year) Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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
Employee
Stock
Options                                                                         Class A
(Right to                                                                       Common
Buy)       $3.45   12/17/02             A        7,500          (1)    12/17/12  Stock    7,500    $3.45   7,500     D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) The option vests in four equal annual installments beginning on December 17, 2003.

          /s/ Robert K. Kretzman                            December 18, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
  Robert K. Kretzman for Edward J. Landau
Pursuant to a Power of Attorney granted on
             June 6, 1996


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Crime Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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